Exhbit 2.1

From:      Nordea Bank Finland Plc, London Branch
8th Floor
City Place House
55 Basinghall Street
London EC2V 5NB

To:          Crude Carriers Corp.
Trust Company Complex
Ajeltake Road
Ajeltake Island
Majuro
Marshall Islands MH 96960

22 April 2010

Dear Sirs

We refer to the loan agreement dated 31 March 2010 (the “Loan Agreement”) and made between (i) Crude Carriers Corp., as borrower, (ii) certain banks and financial institutions, as lenders, (iii) Nordea Bank Finland Plc, London Branch, as lead arranger and (iv) Nordea Bank Finland Plc, London Branch, as bookrunner, as agent and as security trustee.

With effect from the date of this letter and in consideration of a new replacement $150,000,000 loan agreement which has already been agreed and is to be signed between the same parties as the $100,000,000 Loan Agreement, each of Nordea Bank Finland Plc, London Branch (in its various capacities under the Loan Agreement) and Crude Carriers Corp. agrees that the Loan Agreement shall be terminated and unconditionally and irrevocably releases the other from further performance of its obligations under the Loan Agreement.

This letter shall be governed by, and construed in accordance with, English law.

Yours faithfully

……………………………………………
for and on behalf of
NORDEA BANK FINLAND PLC, LONDON BRANCH

We hereby acknowledge receipt of, and agree to the terms of, this letter.

…………………………………………….
for and on behalf of
CRUDE CARRIERS CORP.